Exhibit 23(j)(ii)

            Consent of Independent Registered Public Accounting Firm

As independent public accountants, we hereby consent to the use of our report dated January 27, 2005 for the Core Fund, a series of the WY Funds and to all references to our firm included in or made a part of this Post-Effective Amendment No. 2 under the Securities Act of 1933 and Post-Effective Amendment No. 3 under the Investment Company Act of 1940 to WY Funds' Registration Statement on Form N-1A ( File No. 333-120624), including reference to our firm under the heading "Accountants" in the Statement of Additional Information of WY Funds.


/s/ Cohen McCurdy, Ltd.

Cohen McCurdy, Ltd.
Westlake, Ohio
August 31, 2005